Exhibit 10.56

1.
BUNGE LIMITED
50 Main Street
White Plains, New York 10606
December 13, 2018
Mr. Soren Schroder
Bunge Limited
50 Main Street
White Plains, New York 10606
Separation Agreement and Release of Claims
Dear Soren:
This letter sets out the terms and conditions of our agreement (this “Agreement”) regarding your separation of service from Bunge Limited (the “Company”). Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement between you and the Company, dated February 6, 2013 (the “Existing Agreement”).
2.    Effective Date. Effective June 30, 2019 (the “Effective Date”), your employment with the Company and its subsidiaries and affiliates (the “Company Group”) will end. In that regard, you (i) hereby step down from your position as Chief Executive Officer of the Company and from all other positions and offices that you then hold with the Company Group, including, to the extent you have not already done so, membership on the board of directors of the Company (the “Board”) and any other entity in the Company Group, effective as of the Effective Date, or, if earlier, the date on which a new Chief Executive Officer commences employment with the Company, (ii) to the extent that you have already not done so as of the Effective Date, hereby resign effective as of the Effective Date as an employee and (iii) to the extent requested to do so by the Board, agree to assist the Company with the search for (by assisting in interviews if requested), and transition of your duties to, a new Chief Executive Officer. Prior to the Effective Date, you (x) shall continue to serve as Chief Executive Officer with duties and authorities reasonably consistent with such position (with such modifications as would reasonably be expected in a transitional period, following the announcement of a Chief Executive Officer’s imminent departure, during which a search for new Chief Executive Officer is occurring), and, until the expiration of your current term as a member of the Board, as a member of the Board (provided that you will cease being Chief Executive Officer and a member of the Board on the date on which a new Chief Executive Officer commences employment with the Company), and (y) shall be employed in your current employment location. If a new Chief Executive Officer commences employment prior to the Effective Date, you shall continue as an employee providing transition services and reporting to such Chief Executive Officer, and the

Company shall continue to provide you with a work space and administrative assistant at the Company’s headquarters, but you may provide any requested services remotely. In consideration of your continued employment through the Effective Date, you will receive: (a) continued payment of your Base Salary and participation in the Company’s employee benefit plans through the Effective Date, (b) a pro-rated annual bonus for the period from the start of calendar year 2019 through the Effective Date, to be paid in March 2020 when annual bonuses are ordinarily paid by the Company to executives, based on the Company’s actual performance during that period and you being deemed to have achieved a performance rating of 3, and (c) an equity grant of 70% performance-based restricted stock units (“PBRSUs”) and 30% stock options for 2019 with a grant date fair market value of $2,835,000, to be made when grants are made to Company executives during calendar year 2019 in the ordinary course (the “2019 Grant”). In addition, your annual bonus in respect of the calendar year 2018 shall be paid in full with actual company performance and individual component, as certified by the compensation committee of the Board (the “Committee”), in accordance with the Company Annual Incentive Plan.
3.    Separation Payments. In consideration of the covenants incorporated by reference herein, and your execution and non-revocation of the waiver and release of claims set forth as Exhibit A that becomes irrevocable not later than the 60th calendar day following the Effective Date, and subject to your continued employment with the Company through the Effective Date, the Company will provide you the Severance Payment and Severance Benefits you are entitled under the Existing Agreement (and subject to the terms thereof, with the annual bonus component of severance based upon your 2016-2017 annual bonuses), including the enhanced Change of Control benefits under 5.1.1. of the Existing Agreement provided that a Change in Control is consummated prior to the Effective Date, with the following modifications:
(a)    Transition Bonus. In addition to the Severance Payment, the Company shall provide you a transition bonus of $3,000,000, payable in equal installments on the same schedule as the Severance Payment over the Severance Period.
(b)    Equity Compensation. All PBRSUs held by you as of the Effective Date, except for the PBRSU portion of the 2019 Grant, shall be earned based on the Company’s actual performance through December 31, 2018 (as may be adjusted in accordance with the terms of the Bunge Equity Plan and applied generally for all executives) and shall be settled promptly following the Effective Date. The PBRSUs provided for under the 2019 Grant shall be earned based on the Company’s actual performance over the entire performance period and be settled following the certification of the achievement of the performance goals by the Committee following the expiration of the three-year performance period in accordance with the Bunge Equity Plan, subject to any applicable adjustments in accordance with the Bunge Equity Plan and applied generally to all executives. As a consequence of your early retirement eligibility, your stock options shall remain outstanding for 36 months following the Effective Date.
4.    Termination Prior to the Effective Date. If your employment is terminated by the Company prior to the Effective Date, other than as a result of your material breach of this Agreement (which material breach is not cured within 30 days following your receipt of written notice from the Company) or as a result of Cause, or if your employment terminates as a result of your death or disability or by you with Good Reason, the Company shall provide you (or your beneficiaries, as applicable) to the payments and benefits provided for under Sections 1 and 2 of this Agreement (including without limitation the grant of the 2019 Grant) and the “Effective Date” shall be deemed to be the date of such termination. If, prior to the Effective Date, you (x) are terminated by the Company following your material breach of this Agreement, provided that such breach does not constitute Cause under your Existing Agreement or (y) resign without Good Reason after providing written notice to the Company at least 30 days prior to your resignation date (or such lesser period remaining before the Effective Date), you shall be entitled to the payments and benefits provided for under Section 5.1.1 of the Existing Agreement, but (other than the bonus amounts referenced in Section 1) not the other payments or benefits provided under Sections 1 and 2 of this Agreement. For the avoidance of doubt, (i) to the extent the 2019 Grant has already been granted as of the date of such termination or resignation, you shall fully forfeit it as of such termination or resignation date, (ii) if your employment is terminated for Cause (it being understood that the Company currently is not aware of any basis to terminate your employment for Cause) you will forfeit your rights to payments under this Agreement, and (iii) if you resign without Good Reason and do not provide notice as required above, you shall only be entitled to the payments and benefits provided for under Section 5.2 of the Existing Agreement. For the purposes of this Agreement, “Good Reason” shall mean any of the following (without your prior written consent): (a) a failure by the Company to pay material compensation due and payable to you in connection with your employment; (b) a material breach of this Agreement by the Company prior to the Effective Date, and (c) any relocation prior to the Effective Date at the request of the Company of your principal place of employment to a location outside of the metropolitan New York area; provided, however, that no event or condition shall constitute Good Reason unless (i) you give the Company written notice of your objection to such event or condition within 30 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to you within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, the you reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) you resign from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

5.    No Other Compensation or Benefits. Except as otherwise specifically provided herein (including by reference to the Existing Agreement) or as required by other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group on or after the Effective Date.
6.    Survival. You will continue to be bound by the restrictive covenants set forth in Section 8 of the Existing Agreement in accordance with their terms, as well as the restrictive covenants set forth in your applicable award agreements under the Bunge Equity Plan. In addition, Sections 5.1.2, 5.1.3, 7.1 through 7.5, 9, 10.10, 10.11 and 10.12 of the Existing Agreement are hereby incorporated by reference herein and form a part hereof and shall continue and survive following the Effective Date and any termination of this Agreement.
7.    Return of Property. You represent, warrant and covenant that on or before the Effective Date, you shall surrender to the Company all property of the Company Group in your possession and all property made available to you in connection with your employment by the Company and including, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment or service with the Company Group. Notwithstanding the foregoing, you shall be permitted to retain your contacts, calendars and personal correspondence and any information reasonably needed for tax return preparation purposes.
8.    General Release. The payments and benefits provided for in this Agreement are subject to your execution and non-revocation of the release attached as Exhibit A hereto.
9.    Indemnification. You will continue to be entitled to the benefits of the indemnity provisions set forth in the Company’s Memorandum of Association and Bye-laws, in accordance with their respective terms, with regard to your actions as an officer, director or employee of the Company, and you will continue to be entitled to coverage under the Company’s directors’ and officers’ liability insurance to the extent such insurance provides coverage for the period you served as a director, officer or employee of the Company, in accordance with the terms of such insurance policy as in effect from time to time.
10.    Non-Disparagement. You agree that you will not make any statements, negatively comment on, or take any action that disparages or ridicules the Company Group, or otherwise harms its reputation, or calls into question the business operations or conduct of the Company Group, its services, management, image, practices, office environment, culture, or its past or present clients, shareholders, principles, directors, executives, officers, employees or agents. The Company agrees, on behalf of the Company Group, that it (by official statement) and its Board (by official statement) will not, and it will instruct its directors and executive committee members to not, make any statements, negatively comment on, or take any action that disparages or ridicules you, or otherwise harms your reputation or stature; provided, however, that nothing in this Agreement shall restrict either you or the Company Group from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; (iii) in confidence to a professional advisor for the purpose of securing professional advice; or (iv) when rebutting any statement made or written about the other party.
11.    Miscellaneous.
(a)    Entire Agreement. Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your employment and the cessation thereof which you may have had with the Company (including, without limitation, the Existing Agreement (other than as described or provided in this Agreement)). This Agreement may be amended only by a written document signed by the parties hereto.
(b)    Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the parties shall reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code.
(c)    Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes and other authorized deductions.
(d)    Attorneys’ Fees. The Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this Agreement and any related documents or matters, in an amount not to exceed twenty-five thousand dollars ($25,000).
(e)    Governing Law. This Agreement will be subject to, and construed in accordance with, the laws of the State of New York. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court within New York (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
(f)    Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
(g)    Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this

Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(h)    Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(i)    Successors and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and their respective successors and assigns, and the Company shall cause its obligations under this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall relieve the Company of its obligations under this Agreement to the extent such obligations are not satisfied by the entity assuming the Company’s obligations hereunder, unless the Company obtains your written consent at the time of such assumption.
(j)    Death. In the event of your death, any payments due to you hereunder shall be continued and paid to the beneficiary designated in writing by you for this purpose or, if no such beneficiary is specifically designated, to your estate.
Please indicate your acceptance of the above by signing and dating one original of this Agreement and returning to the Company, attention Deborah Borg, Executive Vice President and Chief HR and Communications Officer.
BUNGE LIMITED
By:
Name: David G. Kabbes
Title: Executive Vice President Corporate Affairs and Chief Legal Officer
By:
Name: Deborah Borg
Title: Executive Vice President and Chief HR and Communications Officer

ACCEPTED AND AGREED:

Soren Schroder
Dated: December 13, 2018

EXHIBIT A
RELEASE
I, Soren Schroder, hereby understand and agree to the terms of this release (the “Release”) in consideration for certain obligations undertaken by the Company under the Employment Agreement between me and the Company, dated February 6, 2013 as amended by that certain letter agreement dated between me and the Company, to which this Release forms a part (the “Agreement”). Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.
(a)General Release. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, a “Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (i) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (x) to seek indemnification, and to be covered under directors’ and officers’ liability insurance, from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company or (y) arising under the Agreement. I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group. The Release includes, but is not limited to, contract and tort claims, claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, harassment and retaliation, including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act; the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA’’), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional), regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Party; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, which arose through the date I executed the Release.
(b)    Specific Release of ADEA Claims. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the ADEA. By signing this Release, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (ii) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing the release and discharge set forth in this paragraph (b) in exchange for the consideration provided by the Agreement; and (iv) I have knowingly and voluntarily accepted the terms of this Release.
(c)    No Legal Claim. I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Released Party. If I commence or join any such legal action against a Released Party, I will indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Released Party in such action. Nothing in this paragraph (c) is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under the Agreement, it being the intent of the parties that such Claims are waived.
(d)    Whistleblower Cooperation.    I understand and acknowledge that I have the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit me from disclosing the Release to, or from cooperating with or reporting violations to the SEC or any other such governmental entity, and I may do so without disclosure to the Company. The Company may not retaliate against me for any of these activities. Further, nothing in this Release precludes me from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once the Release becomes effective, I understand and acknowledge that I may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that I filed or is filed on my behalf.
(e)    Defend Trade Secrets Act. Notwithstanding the foregoing, I understand and acknowledge that Confidential Information of the Company may be disclosed (i) where required by law or order of a court of competent jurisdiction or (ii) where I have the legally protected right to disclose to any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (i) and (ii), to the extent reasonably practicable, I first give to the Company reasonable prior written notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, I shall disclose only that portion of the Confidential Information which, based on the advice of my legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(f)    Revocation. I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”). In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.
[signature page follows]
ACCEPTED AND AGREED:

__________________________________________________
Soren Schroder
Dated: